Exhibit 99.4

Contact :	Dominic Petrucci Chief Operating Officer Cornerstone Ventures, Inc. 949 263 4340 dpetrucci@cvinc.net

Cornerstone Core Properties REIT, Inc. Announces $37.2 Million

Definitive Agreement to Purchase Orlando Small Bay Multi-Tenant Industrial Properties

Irvine, CA – November 21, 2007 - Cornerstone Core Properties REIT, Inc (CCP REIT) announced today it has entered into a definitive agreement to purchase an existing multi-tenant industrial property known as Orlando Small Bay for a purchase price of $37.2 million.

Orland Small Bay consists of four industrial business parks with 18 buildings and 92 separate units. The properties are 95% leased to 87 different tenants whose spaces range in size from approximately 1,200 square feet to approximately 22,500 square feet. Tenants of Orlando Small Bay are engaged in varying businesses including light manufacturing, warehouse distribution and service related businesses. The property has approximately 394,471 square feet of space situated on approximately 34 acres of land and is ideally located in the metropolitan Orlando, Florida area. All four parks are well positioned to capitalize on their in-fill locations (creating barriers to entry), ease of access, and high visibility.

Metropolitan Orlando’s central location offers almost equidistant access to the state’s other major metropolitan centers, positioning the region as a hub with quick, easy access to air, land and water transportation routes. The networks of air routes, rail systems and interstate highways, as well as nearby deep-water ports, are attractive to various manufacturing, warehouse and distribution businesses that typically require industrial properties similar to those at Orlando Small Bay.

Scarcity of available industrial land in Central Florida combined with rising construction costs have made it difficult for developers to get a foothold in the Orlando industrial market. According to Torto Wheaton Research, the overall vacancy rate for the Orlando industrial market was only 6.7% at the end of the third quarter 2007.

CCP REIT is a publicly offered, non-traded real estate company investing primarily in multi-tenant industrial properties located in major metropolitan markets throughout the United States. While the CCP REIT may use some degree of debt financing for acquisition, working capital, tenant improvements, capital improvements and cash distributions, it intends to own and operate its properties on an all-cash basis thus mitigating foreclosure and interest rate risk.

This release may contain forward-looking statements with the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including discussions regarding Cornerstone Core Properties REIT, Inc’s use of proceeds and certain other factors that may affect future earnings or financial results. Such statements involve risk and uncertainties which could cause actual results to vary materially form those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes general economic conditions, changes in real estate conditions, construction delays, changes in interest rates, lease-up risks, lack of financing availability and lack of capital proceeds. This is not an offer or a solicitation to purchase securities. Such an offer can be made only by means of a prospectus that includes more complete information on the fees and risk factors involved. Investors should read a prospectus carefully before investing. To obtain a prospectus, please contact your investment professional or Pacific Cornerstone Capital, Inc. at 1920 Main Street, Suite 400, Irvine, CA 92614 (877 805 3333). Securities offered through Pacific Cornerstone Capital, Inc. Member FINRA and SIPC. Investments are not FDIC insured, not bank guaranteed and may lose value.